Exhibit 10.2

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is entered into on the date of the last signature below (the “Execution Date”), subject to Section 1.2, between UC Automotive Holdings Inc., a corporation incorporated under the laws of British Columbia, Canada, having its headquarters at 3891 No. 3 Road, Richmond, BC, Canada (the “Company”), and Yongrong He (the “Executive”).

In consideration of the mutual promises in this Agreement, the parties agree as follows:

1.	Appointment and Term

1.1	The Company shall employ the Executive as Chief Financial Officer. The Executive shall also provide services in the same executive capacity to the Company’s subsidiaries, including UC Auto Limited and Carkuku Auto Ltd. (collectively, the “Subsidiaries”).

1.2	The terms of employment under this Agreement shall take effect only on the date on which the Company’s registration statement on Form F-1 is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). Until the Effective Date, the Executive’s existing employment arrangements with UC Auto Limited shall continue without interruption. If that registration statement is not declared effective, this Agreement shall not become operative and shall not alter those existing arrangements.

1.3	Employment under this Agreement is for an indefinite term, commencing on the Effective Date and continuing until terminated in accordance with this Agreement.

1.4	All of the Executive’s service within the Company and its Subsidiaries before the Effective Date shall be recognized as continuous service, without interruption or a new service commencement date, including for statutory entitlements and benefit plans. No amount or entitlement accrued before the Effective Date is extinguished by this Agreement.

2.	Duties and Place of Employment

2.1	The Executive is responsible for financial reporting, accounting, treasury, budgeting and internal controls of the Company and its Subsidiaries.

2.2	The Executive shall report to the Chief Executive Officer and, in relation to financial reporting and audit matters, to the Company’s board of directors (the “Board”) and its audit committee.

2.3	The Executive shall devote full working time, attention and ability to the business of the Company and its Subsidiaries, faithfully perform the duties of the position, comply with the Board’s reasonable and lawful directions, and observe applicable Company policies, including the Code of Business Conduct and Ethics and Insider Trading Policy. Those policies do not authorize a reduction of rights expressly granted by this Agreement or applicable law. Any service as a director remains subject to applicable corporate law.

2.4	The Executive’s principal place of employment is the Company’s headquarters in Richmond, British Columbia. The Executive shall undertake reasonable business travel required for the performance of the duties.

3.	Compensation

3.1	Commencing on the Effective Date, the Executive shall receive an annual base salary of US$150,000 (the “Base Salary”), payable semimonthly through payroll, less statutory deductions and withholdings, and within the periods required by the Employment Standards Act (British Columbia), as amended (the “ESA”).

3.2	The Base Salary is denominated in United States dollars and shall be paid in Canadian dollars through Canadian payroll. The United States dollar amount due for each payment shall be converted using the Bank of Canada daily USD/CAD exchange rate published for the actual payment date or, if that rate is not available when payroll is processed, the most recently published preceding daily rate.

Payments under this Section shall comply with the ESA, including its requirements concerning the currency and manner of payment of wages.

3.3	The Board or its compensation committee may review and increase the Base Salary from time to time. The Base Salary shall not be reduced without the Executive’s prior written consent.

3.4	The Executive has no contractual or vested entitlement to any bonus or incentive award unless and until it is granted in writing at the sole discretion of the Board or its compensation committee and is earned in accordance with its written terms and applicable law. Any equity incentive may be granted only under a future equity incentive plan duly approved by the Company in accordance with applicable law and listing requirements. This Agreement does not promise any bonus or equity award.

4.	Benefits Vacation and Expenses

4.1	The Executive shall be eligible to participate in the group benefit plans maintained by the Company for its senior executives, including group health and dental plans, in accordance with the terms, eligibility requirements and conditions of those plans.

4.2	The Executive shall be entitled to four weeks of paid vacation each year, to be scheduled reasonably having regard to business requirements, and to statutory holidays. Vacation time, vacation pay and holiday entitlements shall in no event be less than the applicable minimum requirements of the ESA.

4.3	The Company shall reimburse the Executive for reasonable business expenses properly incurred in performing the duties, in accordance with the Company’s expense policies and upon submission of the supporting records required by those policies.

5.	Termination of Employment

5.1	The Company may terminate the Executive’s employment for cause (“Cause”) by written notice effective immediately. For this Agreement, Cause consists of the following:

(a)	gross misconduct affecting the business;

(b)	committing any serious or repeated breach of any of the provisions of the agreement;

(c)	refusal or neglect to comply with any reasonable and lawful directions given by the Company;

(d)	negligent or incompetent in the performance of duties.

Upon termination for Cause, the Company shall pay accrued salary, accrued and unpaid vacation pay, the accrued amounts described in Section 5.6, and all payments and entitlements required by the ESA. A termination falling within the definition of Cause does not, by itself, remove any minimum ESA entitlement. The Company shall provide every such minimum payment or entitlement whenever required, notwithstanding the contractual definition of Cause.

5.2	The Company may terminate the Executive’s employment without Cause by giving three months’ prior written notice or, at the Company’s option, payment in lieu equal to three months of the Base Salary then in effect. If part of that period is worked, the Company may pay the corresponding Base Salary for the unserved balance instead of requiring that balance to be worked. During the actual notice period, benefits shall continue to the extent permitted by the applicable plans, subject always to the minimum continuation and other entitlements required by the ESA.

Subject to the minimum entitlements required by the ESA, the notice or payment in lieu under Section 5.2 constitutes the Executive’s entire entitlement to notice, payment in lieu of notice and severance arising from a termination without Cause, whether under statute or at common law, and expressly replaces any entitlement to common-law reasonable notice or damages in lieu of that notice. These entitlements are inclusive, not cumulative. If the ESA requires a greater entitlement in any circumstance, the Company shall provide that greater entitlement. Amounts may be credited against the same statutory entitlement only to the extent permitted by law; there shall be no duplicate recovery. Accrued amounts under Section 5.6 and rights that cannot lawfully be waived are not extinguished or absorbed by this limitation.

5.3	The Executive may resign by giving the Company three months’ prior written notice. The Company may waive or shorten all or part of that notice period, subject to payment of any minimum amounts and provision of any other entitlements required by the ESA or other applicable law.

5.4	The Executive’s employment shall terminate automatically upon the Executive’s death. Accrued amounts shall be paid to the Executive’s estate or other person legally entitled to receive them, and any benefit entitlement shall be governed by the applicable plan and law.

5.5	If, because of disability, the Executive is unable to perform the essential duties of the position for 90 consecutive days or for periods aggregating 90 days within any 180-day period, the Company may terminate employment on the notice or payment basis in Section 5.2, but only to the extent lawful. Any such termination is subject to the Executive’s rights to protected leave under the ESA and the Company’s duty to accommodate disability to the point of undue hardship under the Human Rights Code (British Columbia). Satisfaction of the 90-day threshold alone does not authorize termination.

5.6	On any termination, the Company shall pay all salary earned to the termination date, accrued and unpaid vacation pay, approved reimbursable expenses, any other amounts already earned and payable under this Agreement or a written award, and every payment or entitlement required by the ESA. Payment shall be made within the applicable statutory periods and shall not be conditional on a release or the return of property.

5.7	On termination, or earlier on the Company’s reasonable request, the Executive shall promptly return all Company and Subsidiary property, keys, access devices, records, documents and copies in the Executive’s possession or control, including materials containing confidential information, subject to applicable legal retention requirements.

6.	Confidentiality

6.1	During employment and after its termination or expiry, the Executive shall keep strictly confidential and shall not use or disclose confidential information and trade secrets of the Company or its Subsidiaries, confidential information concerning their customers and prospective customers, or confidential or proprietary information of third parties to whom the Company or a Subsidiary owes a duty of confidentiality (collectively, “Confidential Information”), except as necessary in performing the duties or as required by applicable law, subject to Section 6.4.

6.2	Confidential Information does not include information that is publicly available other than through a breach of this Agreement or another duty of confidentiality.

6.3	If disclosure is required by law or legal process, the Executive may disclose the information required and, to the extent legally permitted, shall first notify the Company so that it may seek appropriate protection. This notice obligation does not apply to any communication or activity protected by Section 6.4.

6.4	Nothing in this Agreement prohibits or restricts the Executive from reporting possible violations of law to, communicating with, or cooperating with the United States Securities and Exchange Commission or any other competent governmental authority, as protected or permitted by applicable law, without prior notice to or authorization from the Company, or from receiving a lawful whistleblower award.

7.	Work Product and Intellectual Property

7.1	All work product, including documents, reports, designs, software, inventions and other materials, created or developed by the Executive in the course of performing the duties and relating to the business of the Company or its Subsidiaries (the “Work Product”), and all intellectual property rights in it, shall belong to the Company.

7.2	To the extent any such rights do not vest automatically in the Company, the Executive hereby assigns to the Company all right, title and interest in the Work Product and all intellectual property rights in it. To the extent permitted by law, the Executive irrevocably waives all moral rights in the Work Product in favour of the Company and persons authorized by the Company to use it.

7.3	The Executive shall reasonably cooperate in documenting and confirming the Company’s rights in the Work Product. The obligations in Sections 6 and 7 survive termination of employment.

8.	Compensation Recovery

8.1	Any incentive-based compensation received by the Executive shall be subject to the Company’s Executive Compensation Recovery Policy, which the Company shall adopt before the Effective Date and may amend from time to time in accordance with applicable law and listing standards.

9.	Indemnification Rights

9.1	Subject to applicable law, nothing in this Agreement limits any rights the Executive may have under a separate Indemnification Agreement, the Company’s articles or applicable directors’ and officers’ liability insurance. This Section does not create an additional indemnity or insurance commitment.

10.	General Provisions

10.1	From the Effective Date, this Agreement constitutes the entire agreement between the parties concerning the Executive’s employment and supersedes earlier employment arrangements concerning that subject. It does not affect amounts or entitlements accrued before the Effective Date, the continuity of service recognized in Section 1.4, or the separate rights preserved by Section 9.1.

10.2	The Executive acknowledges having been given a reasonable opportunity to obtain independent legal advice, having read and understood this Agreement, and signing it voluntarily.

10.3	No amendment to this Agreement is effective unless it is in writing and signed by the Executive and an authorized representative of the Company.

10.4	The minimum requirements of the ESA prevail over any inconsistent term of this Agreement. No provision shall be applied to provide less than any payment, notice, benefit continuation or other entitlement required by the ESA. Where the ESA requires more than this Agreement provides, the Company shall provide the greater entitlement. This protection applies to each termination provision independently and is not conditional on the enforcement of another provision.

10.5	Notices under this Agreement must be in writing and delivered personally or by recognized courier to the Company at 3891 No. 3 Road, Richmond, BC, Canada, Attention: Board of Directors, and to the Executive at the address on file with the Company. Either party may designate another notice address by written notice. A notice takes effect when actually received.

10.6	If a provision is held invalid or unenforceable, it shall be severed to the extent permitted by law and the remaining provisions shall continue in effect. This Section does not authorize a reduction of the minimum rights required by the ESA or other applicable law.

10.7	The Company may assign this Agreement to a successor to its business or assets that assumes the Company’s obligations under it. The Executive may not assign this Agreement. An assignment shall not interrupt the continuity of service or extinguish accrued rights recognized by this Agreement.

10.8	This Agreement is governed by the laws of British Columbia and the federal laws of Canada applicable in that province.

10.9	This Agreement may be signed in counterparts and by electronic signature. Each signed counterpart is an original and all counterparts together constitute one agreement. Electronic delivery of a signed counterpart is effective as delivery of an original.

SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set out below.

UC AUTOMOTIVE HOLDINGS INC.

By:	/s/ Guiyuan Yang
Name:	Guiyuan Yang
Title:	Chief Executive Officer
Date:	October 30, 2026

EXECUTIVE

Signature:	/s/ Yongrong He
Date:	October 30, 2026